EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2100,
   Oakbrook Terrace, IL  60181, (630) 954-0400                    AMEX: JOB


     FOR IMMEDIATE RELEASE                                   January 27, 2004

     COMPANY:    General Employment Enterprises, Inc.

     CONTACT:  Doris A. Bernar
               Communications Manager & Assistant Corporate Secretary
               Phone (630) 954-0495     (630) 954-0592 fax
               invest@genp.com    e-mail



                       General Employment Reports
                          First Quarter Results

     OAKBROOK  TERRACE,  IL  -  General Employment Enterprises,
     Inc. (AMEX: JOB) reported a net loss of $462,000, or $ .09 per share, for the quarter ended December 31, 2003, compared with a net loss of $644,000 or $ .13 per share, for the same quarter last year.

     The Company's consolidated net revenues for the quarter were $4,563,000, down 7% from $4,900,000 last year.
     Contract service revenues of $3,392,000 increased 3%, while placement service revenues of $1,171,000 declined 28%.

     Commenting on the Company's first quarter performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "We saw some improvement in the demand for contract services during the quarter. As a result, the Company had an 18% increase in the number of billable hours. Weakness in the demand for placement services continued, however, and the number of placements was down 20%. In addition, we continued to experience downward pressures on pricing, resulting in lower average fees in both of the divisions."

     Mr. Imhoff continued, "Through aggressive cost-cutting programs, we were able to reduce general and administrative expenses by 16% versus last year's first quarter. As a result, we were able to reduce the size of our net loss by 28%, despite the lower consolidated revenues. Our financial condition remained strong, with $3,301,000 of cash and cash equivalents and a current ratio of 3.2 to 1 as of December 31, 2003."

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     Mr. Imhoff concluded his comments by saying, "As I have
     said before, the key to returning the Company to profitability lies in increasing its overall revenues. The improvement in billable contract hours that we experienced during the first quarter is an encouraging sign. That is because, in past economic recoveries, employers have tended to use temporary help services before they committed to full-time hiring. However, we have yet to see any noticeable improvement in the demand for full-time hiring in our operations."

     This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

     General Employment provides professional staffing services through a network of 21 branch offices located in 11 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.


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GENERAL EMPLOYMENT ENTERPRISES, INC.
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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
                  CONSOLIDATED STATEMENT OF OPERATIONS
                    (In Thousands, Except Per Share)



                                                             Three Months
                                                          Ended December 31
                                                            2003      2002

     Net revenues:
        Contract services                                 $3,392    $3,280
        Placement services                                 1,171     1,620
        Net revenues                                       4,563     4,900

     Operating expenses:
        Cost of contract services                          2,370     2,217
        Selling                                              803     1,124
        General and administrative(1)                      1,869     2,221
        Total operating expenses                           5,042     5,562

     Loss from operations                                   (479)     (662)
     Investment income                                        17        18

     Loss before income taxes                               (462)     (644)
     Credit for income taxes(2)                               --        --

     Net loss                                             $ (462)   $ (644)

     Net loss per share - basic and diluted               $ (.09)   $ (.13)

     Average number of shares - basic and diluted          5,121     5,121

     __________________________________________________
   (1) General and administrative expenses include a provision for office closings of $25,000 in the three month period ended December 31, 2003.

   (2) There were no credits for income taxes as a result of the pretax losses for the periods ended December 31, 2003 and 2002, because the tax losses must be carried forward for income tax purposes and there was not sufficient assurance that future tax benefits would be realized.





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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
            SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                             (In Thousands)




                                                   December 31   September 30
                                                       2003          2003

   Assets:
     Cash and cash equivalents                        $3,301       $3,905
     Accounts receivable and other current assets      2,573        2,595

        Total current assets                           5,874        6,500

     Property, equipment and goodwill, net             2,021        2,191

        Total assets                                  $7,895       $8,691


   Liabilities and shareholders' equity:
     Current liabilities                              $1,824       $2,167
     Shareholders' equity                              6,071        6,524

        Total liabilities and shareholders' equity    $7,895       $8,691









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